FORM 10-Q


EXHIBIT 4.3(g)


         THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                c/o Prudential Capital Group
                     Four Gateway Center
                  Newark, New Jersey 07102


                                        As of March 30, 1996

CONE MILLS CORPORATION
3101 North Elm Street
Greensboro, North Carolina 27408

Attn:  Mr. David Bray, Treasurer

Ladies and Gentlemen:

     This letter is to amend the Note Agreement dated as of August 13, 1992, as amended previously (the "Note Agreement") between Cone Mills Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential"). Capitalized words in this letter shall have the same meaning as in the Note Agreement except as otherwise defined herein. Prudential and the Company agree that the Note Agreement shall be amended as follows:

     1. Paragraph 6A is hereby amended and restated in its entirety as follows:

          "6A. Ratings Maintenance. The Company covenants that it will maintain long term debt ratings of not less than BBB-, by Standard & Poor's Ratings Group, and Baa3, by Moody's Investors Service, Inc.

     2. Except as amended herein, all of the terms, conditions and obligations of the Note Agreement shall remain in full force and effect.

     If you agree to these changes, please sign each copy of this letter enclosed and return two of them to Prudential, at which time this letter shall become a binding agreement as of the date first above written.





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
FORM 10-Q

Exhibit 4.3(g)   (continued)


                              Very truly yours,

                              THE PRUDENTIAL INSURANCE COMPANY
                                OF AMERICA

                              By:  /s/ Robert R. Derrick
                                   Vice President

Agreed to and accepted as of March 30, 1996

CONE MILLS CORPORATION

By:  /s/ David E. Bray
     Treasurer


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